Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Adgero Biopharmaceuticals Holdings, Inc. on Form S-1 Amendment No. 2 (File No. 333-216052) of our report dated April 11, 2017 with respect to our audits of the consolidated financial statements of Adgero Biopharmaceuticals Holdings, Inc. as of December 31, 2016 and 2015 and for each of the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
October 16, 2017